Exhibit 10.7

[Avon Letterhead]

Personal & Confidential

June 1, 2015

David Legher
SVP & President Brazil & South Market Group
Avon-Colombia

Dear David:

This letter confirms our mutual understanding of the terms and conditions applying to your assignment extension in Sao Paulo, Brazil as SVP & President Brazil & South Market Group, LATAM reporting to Sheri McCoy, Chief Executive Officer. Your assignment in Brazil is contingent upon our mutual understanding of the performance objectives which are subject to change at Avon’s discretion, timely local regulatory permission being obtained for you to work in Brazil, and your acceptance of the terms and conditions of this letter.

Your current international assignment is scheduled to end on May 31, 2015 and will be extended for one (1) year from June 1, 2015 until May 31, 2016. The assignment may end earlier, subject to the discretion of LATAM Management.

The terms and conditions in the Avon Long Term Corporate International Assignment Policy (issued January 1, 2013) will apply as of June 1, 2015, unless otherwise noted in this letter. Similarly, if you are re-assigned to a new location, the LTCIA Policy issued January 1, 2013 will apply to any new assignment at the time of reassignment.

In the event that your current assignment exceeds the expected end date, and a new assignment letter has not been extended, and/or you have not been repatriated, the terms and condition of your current assignment will continue to prevail.

The conditions of this letter are in accordance with the policies set forth in the Long Term Corporate International Assignment Policy (issued January 1, 2013), hereinafter referred to as the “Policy.” This letter summarizes key points in the Policy as it pertains to your assignment and may contain certain additional requirements. Please refer to the policy document for more details of the terms and conditions of your assignment. The Policy may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company. In terms of this specific assignment, local conditions and guidelines applicable to Avon international assignees in Brazil will also govern your assignment.

TOTAL COMPENSATION

Total Compensation:
Your total compensation package remains unchanged as of the issue date of this letter except as follows. Your next salary review date is April 1, 2016. Total compensation is your current performance-based compensation. This includes your annual salary and any other bonuses or performance-related incentives received during this assignment. Once the amount is determined, a hypothetical tax will be applied and you will be paid the net amount.

Compensation Delivery:
A balance sheet approach will continue to be used to ensure that your standard of living and taxes in
Brazil will be comparable to that which you are accustomed to in Colombia. Your first balance sheet issued under the 2013 LTCIA Policy will be effective as of June 1, 2015.

BENEFITS
While on your temporary assignment, the Avon-Colombia policies and benefit programs outlined in your home country offer letter/ employment agreement will remain in effect. Normal deductions for your benefit plan choices will be in accordance with Avon-Colombia benefit policies.

Medical Insurance:
For the duration of your international assignment in Brazil, Avon will continue enrollment for you and your eligible dependents in an international expatriate medical plan. The Avon-Colombia payroll department will continue to handle any payroll deductions required for social security taxes, other mandated contributions and contributions to the Avon-sponsored benefit plans in Colombia.

Vacation & Holidays:
Vacation eligibility is based on the Avon-Colombia vacation policy. Your public holidays will be based on the local Brazil holiday schedule.

TAXATION

Tax Equalization Adjustments:
Under the terms of the Tax Policy, your tax liability while on assignment in Brazil will be approximately the amount that would be payable if you were working and living in Colombia. In order to equalize the tax obligation of your foreign service, a hypothetical Colombia income tax is computed and deducted from your total salary. A tax equalization calculation/reconciliation will be prepared at the end of each calendar year to determine if the appropriate Colombia taxes were withheld on your total compensation during your foreign service through your hypothetical income tax deductions.

The revised Avon Global Tax Equalization Policy (effective January 1, 2013) applies to your assignment. The revised Tax Equalization Policy formalizes the repayment of tax settlement amounts due Avon from your annual tax equalization calculation as follows: within 30 days of receipt of the calculation from Avon’s designated global tax services firm or within 30 days of receipt of tax refunds, as applicable.

In the event that you do not break tax residency in Colombia, you will remain on actual tax withholding and a hypothetical tax will not be implemented. However, the tax equalization process will still continue.

Ernst & Young LLP will continue to prepare your income tax returns while you are on foreign assignment. It is therefore imperative that you make contact with them to ensure that all necessary information is being compiled and that the tax process is in place to file your tax returns on a timely basis. Your EY contacts are as follows:

E&Y Colombia
[name]
Telephone: [telephone number]
Email: [e-mail address]

E&Y Brazil
[name]
Telephone: [telephone number]
Email: [e-mail address]

[name], a Senior Manager at Ernst & Young (E&Y) in the United States, is responsible for the day-to-day coordination of tax issues regarding Avon’s worldwide expatriates. She may be reached at [telephone number] or via email at [e-mail address]. [name], a tax partner at Ernst & Young (E&Y) in New York, is responsible for Avon’s worldwide expatriate tax work.

In the event of severance, tax treatment of any payments made to you will be reviewed and income tax withholding adjusted accordingly, if necessary.

Hypothetical Tax:
As stated above, a hypothetical Colombia tax will be deducted from your total compensation when it is paid to you. As stated, total compensation includes base salary, Management Incentive Plan, and any other bonuses or performance-related incentives received during your assignment. Severance payments may also be subject to hypothetical tax. A determination will be made by Avon at the time of payment, in consultation with E&Y.

Social Security:
The hypothetical tax deduction does not cover your home country social security obligation. The
Colombia payroll department should continue to handle this deduction while you are on assignment in Brazil, as applicable. You will not be responsible for any Brazil social taxes incurred while on assignment. These taxes will be paid on your behalf by the Colombia office.

ASSIGNMENT ALLOWANCES/REIMBURSEMENTS/SUPPORT

Unless otherwise stated, all assignment allowances/reimbursements will be paid net-of-tax.

Weichert Workforce Mobility (Weichert):
Avon has partnered with a third-party relocation company, Weichert, to assist you in for on-assignment administration support. Your Assignment Counselor will continue to be [name], who can be reached via email at [e-mail address] or telephone at [telephone number].

Work Permit/Visa:
Avon will ensure all appropriate immigration documents, visas, and work permits are obtained to facilitate your stay in Brazil. Weichert will initiate immigration services with Avon’s immigration services law firm as needed to maintain your work authorization in Brazil. As a reminder, you are not permitted to work in the host location without proper work authorization. You should consult with the Global Mobility team and/or the immigration services law in order to maintain your work authorization in Brazil.

Goods and Services Differential:
The goods and services differential is calculated by taking the difference between the goods and services
(G&S) index of host and home location times the amount that someone at your income level and family size would spend on goods and services in Colombia. The portion of your salary used on goods and services in Colombia is also referred to as your spendable income. It is the Colombia spendable income -
- not total base salary -- that is protected from the higher costs of goods and services abroad. At present, Mercer reports a goods & services index for Brazil above the present cost of living in Colombia. Mercer continually monitors exchange rates and movements in the rate of inflation for both countries. As conditions change in the home and/or host countries, the differential may be increased, reduced, or eliminated based on new survey data from Mercer. Your balance sheet will reflect changes, positive or negative, to your goods & services index and exchange rate only when there is an adjustment for inflation or new pricing surveys are available.

Your balance sheet will be updated in April and October of each year. Effective June 1, 2015, the calculation of the G&S differential will utilize your current annual base salary, up to a maximum annual base salary of US$200,000 or the equivalent in home country currency.

Host Country Housing:
Avon will be assuming the full cost of your housing in Brazil including your rent and utilities (excluding telephone, cable television, and internet service) up to an approved maximum. Any rent above your housing allowance will be your responsibility.

Home Country Housing Charge:
A home country housing charge (housing norm) reflects the amount that you would have spent on housing in Colombia. It is based on what someone with your family size and income level would spend on housing in Colombia as established by our consultants, Mercer. Since you have remained personally responsible for your home in Colombia and it was not rented, the housing obligation reflecting the amount that you would have spent on housing has not been deducted from your total compensation. You will be required to reconfirm your home country housing situation by signing a written affidavit that the home will continue to remain vacant and not generate any rental income while you are on assignment. You undertake the responsibility to immediately notify your assignment counselor if your situation changes, i.e., you are receiving rental income on your residence, sell it, etc. At the time your counselor is notified, a housing deduction will be withheld from your payroll applied from the effective date of the change. Our outside consultants, Mercer, will assist us in determining the amount of this deduction.

Emergency Medical Assistance/Emergency Evacuation:
You are covered under the Company’s emergency evacuation policy through Travel Guard should such a situation arise. Some of the services that Travel Guard provides include physician/hospital/dental/vision referrals, emergency prescription replacement, in-patient and out-patient medical case management, and emergency medical evacuation transportation assistance. To contact Travel Guard, call toll-free [phone number] (International Collect: [phone number]) and reference Avon's Group Name and Policy Number: Avon Products Inc. – [number]. Please keep this information with you when you travel. You can also access the Travel Guard website, [web address] to find travel resources and a complete list of recommended healthcare providers in various locations throughout the world. You will be provided with a brochure and wallet card under separate cover.

Host Country Transportation.
You will continue to be provided with two company leased cars and drivers while on assignment in Brazil in accordance with local policy. You will cease to participate in your home country car/transportation program for the duration of your international assignment.

Location Premium:
Because Sao Paulo, Brazil qualifies as a hardship location due to such factors as political/social and physical conditions you will receive a Location Premium equivalent to 10% of base salary. Effective
June 1, 2015, the premium percentage in effect at that time will be calculated on a maximum base salary of US$200,000 per year (or home country equivalent). This payment will not be subject to hypothetical tax and will be paid through your balance sheet. The Location Premium percentage is subject to change, including being eliminated, to coincide with the change in conditions in Sao Paulo, Brazil

The Location Premium will be reflected on your balance sheet and will be paid via payroll.

Rest and Relaxation (R&R) Leave:
Since Sao Paulo, Brazil is designated as a hardship area, you will be eligible for a rest and relaxation leave each year for 5 working days. These days should be used at the nearest non-hardship location
(Miami or alternatively your home location in Colombia provided that the cost is equivalent to a trip to
Miami) and are in addition to vacation/home leave. Reimbursement includes reasonable lodging (no luxury hotels), airfare, and transportation to/from the airport only. The cost of meals, activities, and incidental expenses are not eligible for reimbursement.

If you decide to travel to a destination other than the nearest non-hardship location, reimbursement will be limited to the cost of a trip to the nearest non-hardship location; any excess will the assignee’s responsibility. In addition, you will need to provide Weichert with a travel quote to simulate the cost of a trip to the nearest non-hardship location, with your expense reimbursement request.

There is no carry-over from one assignment year to another in the event that you do not utilize the trip. Furthermore, eligibility for R&R leave terminates at the end of the assignment – i.e. the trip cannot be utilized if you repatriate or are reassigned.

Should Sao Paulo, Brazil location lose its designation as a hardship location, the R&R leave will cease.

Education Assistance:
Education expenses, such as reasonable tuition, transportation, required textbooks, school uniforms, and academic fees for your children starting at age 5, through the high school level (grade 12 or equivalent international grade), will be paid by the Avon-Brazil office if the public school system in Brazil does not enable your children to return to the Colombia school system at the grade they would have been in had they not gone on this assignment. School supplies, meals, and extra-curricular activities are not eligible for reimbursement.

Home Leave Allowance:
Effective June 1, 2015, you will be provided with an annual cash home leave allowance which will be processed by Weichert. The allowance will be based upon round-trip airfare to Colombia (one trip per accompanying family member) via the most direct route available, plus the estimated cost of ground transportation to/from the airport. Class of travel will be determined by the Avon Business Travel policy.

Subsequent home leave allowance payments, if applicable, will occur on or about the anniversary date of your assignment, for the following assignment year. You should contact Weichert to request payment and provide your current banking details.

Please note: the home leave allowance will not be paid in advance of the start of the assignment year.

Club Membership:
As a social outlet, you and your eligible dependents will continue to be eligible for a club membership. Please contact [name] before making any arrangements.

Expense Reimbursements:
All assignment expenses should be submitted to Weichert for reimbursement. This includes but is not limited to: relocation expenses, temporary living expenses, school fees, education, etc. Assignment expenses are not to be submitted through Concur or any local expense process for reimbursement without prior approval from Global Mobility. Most assignment expenses are taxable and therefore Global Mobility and Weichert must have visibility to these expenses to ensure proper tax compliance for Avon.

Personal Property & Liability Insurance:
Personal Property Insurance and Personal Liability Insurance will continue during your assignment. You should review your valued inventory to ensure it is up to date. Please contact [name] of Unirisc to update your valued inventory or with any questions on your coverage.

SPECIAL PAYMENTS

In some locations, certain host country special payments and host country severance (termination indemnity) payments are required by local law. Should you qualify for and/or receive host country additional compensation required by local law, you understand that you are not entitled to these benefits under this agreement and you must return these benefits to Avon. In some cases, such home country benefits, payments, allowances or differentials will automatically be offset for the host country special payments, at Avon's direction.

DATA PRIVACY

During the assignment, your personal information will be collected and stored electronically in order to process salary payments, track your assignment details and generate other reports. By signing this letter, you expressly consent to the transfer of any information by Avon to related companies.

EMPLOYMENT CONSIDERATIONS

It is understood that in accepting this assignment, the terms and conditions are to be kept strictly confidential and to be the basis of your employment in Brazil. It is also understood that you will continue to adhere to the spirit of Avon policies, and that Human Resources policies governing compensation and benefits as they relate to your particular case will be determined by reference to Avon-Colombia’s practices rather than Brazil’s practices, as well as by reference to the Avon Long Term Corporate International Assignment Policy and Global Tax Equalization Policy. It is also understood that all of the items covered in this letter are subject to your continued satisfactory performance.

REPATRIATION SUPPORT

Weichert Workforce Mobility (Weichert):
Your Assignment Counselor will continue to support you during the repatriation process.

Miscellaneous Relocation Allowance:
Upon your return to Colombia OR your reassignment to another location you will receive one month’s base salary as a relocation allowance (i.e. two allowances will not be paid at the end of this assignment), not to exceed US$16,667 or the equivalent in home country currency. The relocation allowance is not subject to hypothetical income tax and will be paid net of tax.

This payment is designed to defray expenses not otherwise covered by the provisions of this letter, including but not limited to: tips paid to the moving crew, additional luggage, loss on sale of locally purchased items, cleaning and preparation of your home country residence, etc. Please reference Policy for additional information.

Shipment/Storage of Effects:
You will be reimbursed for the cost of shipping limited household and personal effects from Brazil in accordance with the Policy.

In the event that you were provided with furnished accommodations in Brazil or a furniture purchase allowance, only an air shipment will be provided

Pet Shipment Allowance:
If you have a pet that you plan to relocate to Colombia, you will be reimbursed for pet shipment expenses up to a maximum of US$5,000 (or local currency equivalent). This reimbursement is intended to subsidize the cost of shipping; veterinarian fees and quarantine expenses are not eligible for reimbursement. Upon completion of your assignment, you will be reimbursed for return shipment expenses for your pet, up to the same maximum amount.

Destination Assistance:
Lease cancellation support and related relocation services in Brazil will be provided to you through the services of consultants as appointed by Avon. Please contact Weichert for further instructions.

Temporary Living Expenses:
Temporary lodging will be provided in Brazil during packing of your household goods commences until you depart Brazil. Upon arrival in Colombia, if your housing is not immediately available, you will be reimbursed for lodging for a period not to exceed a combined maximum of forty-five (45) days in both locations. A per diem will be provided to cover the cost of meals and incidental expenses. A rental car will be made available during this period, if necessary. These expenses will be reimbursed via Weichert.

You should contact Weichert before making any arrangements for temporary lodging.

Provision of Major Appliances:
If Avon purchased major appliances and/or furniture on your behalf, these items must be returned at the end of your assignment. You will be given the opportunity to purchase them at a fair market price should you desire to do so. However you will be responsible for any shipping costs. Please contact your
Weichert assignment counselor for further details.

Loss on Sale of Automobile: Should you elect to dispose of your personal automobile in Brazil you will be reimbursed for the loss on the disposal capped at 20% of the retail value of the automobile.

PERFORMANCE AND REPATRIATION

Should you terminate while abroad, either at your own or Avon's election, Avon will pay repatriation expenses for you, your family and your household goods in accordance with Policy guidelines as described above. Expenses to your point of origin (Colombia) would be paid, provided you return to that point within 30 days of termination. Of course, repatriation expenses would not be paid if you were to stay in Brazil or if you were to be employed by another company. In the event of involuntary termination during or upon completion of your assignment, you will be entitled to receive severance benefits available to Colombia associates at your title/grade level under the Avon severance policy for Avon-Colombia and/or the government-sponsored plan of your home country, in effect at such time or as required by home country labor/employment law. Prior to the receipt of Avon severance benefits, you must sign an agreement containing: (i) a general release of all claims; (ii) a non-compete; (iii) a non-solicitation; and
(4) a cooperation clause.

Upon successful completion of your assignment as SVP & President Brazil & South Market Group, LATAM, it is our current intent to offer you a position comparable to that position or to repatriate you to Colombia. Of course, any such offer would be dependent on market conditions, Avon’s business structure and other circumstances that cannot be known at this time.

David, I believe we have covered the pertinent points of your assignment extension. After you have reviewed this agreement, please sign the enclosed two copies of this letter and send one to [name] in New York. The other copy may be retained for your files. I wish you the best in your assignment.

Sincerely,

/s/Sheri McCoy	/s/ Ann Verillo
Sheri McCoy	Ann Verillo
Chief Executive Officer	VP, Global Compensation and Benefits

/s/ Amy White Byrne
Amy White Byrne
Vice President, HR, Latin America & Global Marketing

Avon Products, Inc. 777 Third Avenue, New York, NY 10105, 212-282-8500

[Avon Letterhead]
PERSONAL & CONFIDENTIAL

June 1, 2016
David Legher
Senior Vice President, South Latin America
Avon – Colombia
Dear David:

This letter confirms our discussions regarding the terms and conditions that apply to your assignment extension in Sao Paulo, Brazil as Senior Vice President, South Latin America reporting to John Higson, Executive Vice President EMEA and LATAM. Your assignment in Brazil continues to be contingent upon our mutual understanding of the performance objectives which are subject to change at Avon’s discretion.

Your current international assignment is scheduled to end on May 31, 2016 and will be extended for one (1) year covering the period of June 1, 2016 to May 31, 2017. The assignment may end earlier, subject to the discretion of Avon Management. In the event that your current assignment exceeds the expected end date, and new terms have not been provided, and/or you have not been repatriated, the terms and condition of this extension will continue to prevail.

During this extension period, your assignment will continue to be governed under the Avon Long Term Corporate International Assigment Policy, which includes the Avon Global Tax Equalization Policy (issued January 1, 2013), and as such the current terms and conditions of your assignment remain as described in your prior assignment letter dated June 1, 2015. Note policies may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at Avon’s discretion. In terms of this specific assignment, local conditions and guidelines applicable to Avon international assignees in Brazil will also govern your assignment.

Sincerely,

/s/John Higson	/s/Susan Ormiston
John Higson	Susan Ormiston
Executive Vice President EMEA and LATAM	Senior Vice President and CHRO

Acknowledged and Understood:

/s/David Legher
David Legher
Senior Vice President, South Latin America